Exhibit 10.25
EnPro Industries, Inc.
Senior Officer Severance Plan
(Effective as of January 1, 2008)
Purpose:
It is the Company’s policy to provide competitive severance benefits to its Senior Officers if the Company terminates their employment without Cause.1
ARTICLE I
Definitions
“Administrator” means the Compensation and Human Resources Committee of the Board, unless the Company designates another committee or an individual to serve as Administrator.
“Adverse Benefit Determination” means any of the following: a denial, reduction, or termination of, or a failure to provide or make payment (in whole or in part) for, a benefit under this Plan, including any such denial, reduction, termination, or failure to provide or make payment that is based on a determination of a Senior Officer’s eligibility to participate in the Plan.
“Annual Incentive Amount” means the amount that would have been payable to the Senior Officer under the EnPro Industries, Inc. Senior Executive Annual Performance Plan or Management Annual Performance Plan, as applicable, at the conclusion of the year in which the Qualifying Termination occurs had the Senior Officer remained employed through the end of such year, based upon the Company’s actual financial results for such year, not to exceed the amount that would have been paid had Target Performance Levels been achieved for such year.
“Base Salary” means the regular salary paid to the Senior Officer immediately prior to the Senior Officer’s date of termination, as reflected in the Company’s payroll records. Base Salary shall not include commissions, bonuses, overtime pay, incentive compensation, benefits paid under any qualified or nonqualified plan, any group medical, dental or other welfare benefit plan, noncash compensation or any other additional compensation or benefits.
“Benefit Continuation” means the continuation of benefits set forth in Article III.B of this Plan during the Senior Officer’s Benefit Continuation Period.

[1]	Capitalized terms and phrases used in this Plan shall have the meanings set forth in Article I.

“Benefit Continuation Period” means the period the Senior Officer is entitled to receive Benefit Continuation as specified in the Benefits Schedule set forth in Article III below.
“Board” means the board of directors of the Company from time to time.
“Cause” means (i) a Senior Officer’s commission of an act of fraud, dishonesty or moral turpitude in the course of the Senior Officer’s employment or that has an adverse effect on the Company, its business, reputation or interest; (ii) a Senior Officer’s commission of, indictment for or pleading guilty or nolo contendere to a felony; (iii) the willful and continued failure of a Senior Officer to perform any of his or her material duties with the Company (other than for any such failure resulting from the Senior Officer’s incapacity due to physical or mental illness), after written notice of such failure has been provided to the Senior Officer and a reasonable opportunity to cure the failure has been provided to the Senior Officer; (iv) a Senior Officer’s material violation of the Company’s code of conduct, code of ethics or other written policy of the Company or a material breach by the Senior Officer of a fiduciary duty or responsibility to the Company; (v) a Senior Officer’s unauthorized use or disclosure of any confidential or proprietary information of the Company; (vi) the willful misconduct or gross negligence of a Senior Officer with regard to the Company or in the performance of a Senior Officer’s duties that is materially injurious to the Company; (vii) the refusal of a Senior Officer to follow the lawful directives of the Board or a more senior officer within five days of the provision of written notice thereof to the Senior Officer; or (viii) the willful failure of a Senior Officer to cooperate in a Company investigation.
“Change in Control” means “Change in Control” as defined in the EnPro Industries, Inc. 2002 Equity Compensation Plan, as amended and restated from time to time, or in any comparable equity award plan of the Company.
“Claimant” means a Senior Officer who claims a benefit under this Plan.
“COBRA” means the Consolidated Budget Omnibus Reconciliation Act of 1985, as amended.
“Compensation Committee” means the Compensation and Human Resources Committee of the Board of Directors of the Company.
“Company” means EnPro Industries, Inc., its affiliates and any successors thereto.

“Disability” means the physical or mental impairment of a Senior Officer that would qualify as a disability under the Company’s long-term disability plan without regard to any waiting periods set forth in such plan.
“Interim LTIP Payment” has the meaning provided in the LTIP Plan.
“LTIP Amount” means the amount that would have been payable to the Senior Officer under the LTIP Plan at the conclusion of the Performance Period had the Senior Officer remained employed through the end of the Performance Period, based upon the Company’s actual financial results for the Performance Period, not to exceed the amount that would have been payable had Target Performance Levels been achieved for such period.
“The LTIP Plan” means the EnPro Industries, Inc. Long-Term Incentive Plan as amended from time to time.
“Months of Service” means, with respect to a given Performance Period, each completed month of employment service by a Senior Officer following the grant date of an award under the LTIP Plan.
“Offer of Comparable Employment” means an offer of employment that has each of the following features:
1.	Base Salary. The Base Salary for the position is not less than the Base Salary in effect for the Senior Officer on the day before the Senior Officer’s employment with the Company was terminated;

2.	Annual Performance Award. If the Senior Officer is a participant in the Company’s Senior Executive Annual Performance Plan or Management Annual Performance Plan, as applicable, the Senior Officer has the opportunity to earn an annual performance award that is comparable to the opportunity afforded the Senior Officer under the applicable Annual Performance Plan in effect on the day before the Senior Officer’s employment with the Company was terminated; and

3.	Employment Location. The position does not require the Senior Officer to transfer to another employment location that is more than 50 miles farther from the Senior Officer’s residence than the Senior Officer’s previous employment location (except for travel reasonably required in performance of the Senior Officer’s responsibilities).

“Performance Period” means each multi-year performance cycle applicable to an award under the LTIP Plan.
“Plan” means the EnPro Industries, Inc. Senior Officer Severance Plan.
“Prior Health Costs” means the average monthly amount previously expended by the Company for the continued participation by the President and Chief Executive Officer of the Company in the Company’s medical and dental plans.
“Qualifying Termination” means the termination of a Senior Officer’s employment by the Company without Cause. A “Qualifying Termination” does not include (i) a termination of employment by the Senior Officer; (ii) a termination of the Senior Officer’s employment by the Company with Cause; (iii) a termination of a Senior Officer’s employment on account of the Senior Officer’s retirement, death or Disability; (iv) the “termination” by the Company of a Senior Officer’s employment with an affiliate of the Company, if the Senior Officer continues employment with another affiliate of the Company; or (v) a termination of employment by the Company following or in connection with the Sale of a Business Unit in which the Senior Officer receives an Offer of Comparable Employment.
“Sale of a Business Unit” means the sale of one of the Company’s business units (whether a subsidiary or unincorporated division) accomplished through a stock sale, asset sale, outsourcing transaction, joint venture transaction or other business transaction or combination.
“Senior Officer” means the President and Chief Executive Officer, a Senior Vice President, a Corporate Vice President or a Division President of the Company. A Senior Officer does not include contract employees or consultants.
“Target Performance Levels” means, for a Senior Officer, the financial or other goals established as the “target” performance goals for a given performance period under (i) the Company’s Senior Executive Annual Performance Plan or Management Annual Performance Plan, as applicable and (ii) the LTIP Plan.

ARTICLE II
Eligibility
A Senior Officer is eligible to receive severance benefits under this Plan if the Senior Officer experiences a Qualifying Termination and signs and does not revoke a release and waiver of claims. If the Senior Officer is covered by a management continuity agreement or a change-of-control agreement and becomes entitled to payments or benefits thereunder, no benefits shall be payable under this Plan.
ARTICLE III
Severance Benefits Provided By The Plan
An eligible Senior Officer shall be afforded Base Salary, Benefit Continuation and a pro-rata bonus payment as set forth below.

Benefits Schedule
Job Title	Base Salary and Benefit Continuation Period

President & Chief Executive Officer	24 months of Base Salary and Benefit Continuation

Chief Operating Officer, Executive Vice Presidents, Senior Vice Presidents, Corporate Vice Presidents and Division Presidents	12 months of Base Salary and Benefit Continuation
A.     Base Salary.
A Senior Officer who experiences a Qualifying Termination shall be entitled to receive his or her Base Salary during the period set forth above. The Administrator has the sole and exclusive discretion to pay this amount: (i) in the form of salary continuation payments distributed on normal payroll dates in accordance with the Company’s regular payroll practices for the Benefit Continuation Period or (ii) in a lump sum, which lump sum shall be payable no later than March 15 of the year following termination of the Senior Officer’s employment.
Provided, further, that if the total severance benefits payable hereunder to the Senior Officer exceed two (2) times the maximum amount that may be taken into account under a qualified plan pursuant to I.R.C. § 401(a)(17), as provided in 26 C.F.R. § 1.409A-1(b)(9)(iii)(A)(2), such benefits shall be payable in a lump sum no later than March 15 of the year following termination of the Senior Officer’s employment.
B.      Benefit Continuation.
A Senior Officer who experiences a Qualifying Termination shall be entitled to receive medical and dental coverage, Company-paid life insurance coverage, an extended stock option exercise period and outplacement services according to the terms set forth below. In order to be eligible to receive continued medical and dental coverage, as well as Company-paid life insurance, the Senior Officer must have been the recipient of such benefits immediately prior to the Senior Officer’s Qualifying Termination. The components of Benefit Continuation are as follows:
1.	Medical and Dental Coverage. Subject to (i) the Senior Officer’s timely election of continuation coverage under COBRA; and (ii) the Senior Officer’s continued co-payment of premiums at the same level and cost to the Senior Officer as if the Senior Officer were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), the Company shall pay the applicable COBRA continuation coverage premiums under the Company’s health and dental plans applicable to the Senior Officer. These payments shall continue until the sooner of: (a) the end of the Benefit Continuation Period; (b) the date the Senior Officer ceases to be eligible for COBRA or (c) the date the Senior Officer commences other employment that offers a health care program. If a Senior Officer or any of his or her dependents cease to be eligible for COBRA, the Company’s obligation to pay any premium for such person shall cease, but the Company’s obligation to pay the premium for the Senior Officer or any dependent who is still eligible for COBRA shall continue. The Senior Officer shall promptly notify the Company if he or she commences other employment that offers a health care program.

With respect to the President and Chief Executive Officer, and provided there has been a timely election of COBRA and payment of premiums as provided above, the Company shall pay for comparable medical and dental coverage from the end of the COBRA continuation period until the earlier of: (i) 24 months after the President and Chief Executive Officer’s termination date; (ii) the date on which the President and Chief Executive Officer obtains employment that offers a health care program or (iii) the date on which the President and Chief Executive Officer becomes eligible for Medicare. During such period, the President and Chief

Executive Officer shall continue to be responsible for payment of premiums at the same level and cost that he or she would have paid for health and dental coverage had he or she remained an active employee of the Company. Provided, however, that if the monthly cost of the comparable medical and dental coverage for such period exceeds the Prior Health Costs, the Company — in lieu of such payment — shall be permitted to pay directly to the President and Chief Executive Officer, on a monthly basis, an amount equal to the Prior Health Costs for such period.
2.	Company-Paid Life Insurance Coverage. If the Senior Officer had Company-paid life insurance coverage at the time of the Senior Officer’s Qualifying Termination, the Company shall continue such coverage during the Senior Officer’s Benefit Continuation Period. The amount of Company-paid life insurance coverage that the Company shall continue for the Senior Officer shall be the amount of Company-paid life insurance coverage that the Senior Officer had at the time of the Senior Officer’s Qualifying Termination, and the Senior Officer shall continue to contribute for such coverage as if he or she had continued as an active employee of the Company. The Senior Officer’s Company-paid life insurance shall end when the Senior Officer becomes employed by a new employer which offers life insurance benefits to its employees. The foregoing shall not apply to any life insurance policies that may be used to fund the Company’s retirement obligations to the Senior Officer, portions of which policies may be transferred to the Senior Officer from time to time in accordance with such written agreements as may be in effect at the time of transfer.

3.	Stock Option Exercisability. Notwithstanding any provision of the Company’s 2002 Equity Compensation Plan (or any comparable equity award plan of the Company) or any applicable award agreement thereunder to the contrary, the Senior Officer may exercise any of the Senior Officer’s stock options that are vested as of the date of the Senior Officer’s Qualifying Termination at any time during the Benefit Continuation Period (but not exceeding the original expiration date of the options).

4.	Outplacement Services. The Company shall provide the Senior Officer with outplacement services during the Benefit Continuation Period in a form, manner and with a scope and level of benefits determined in the Administrator’s discretion.

C. Pro-rata Bonus.
A Senior Officer who experiences a Qualifying Termination shall be entitled to receive a pro-rata portion of the Senior Officer’s Annual Incentive Amount (based upon the period of time from the beginning of the applicable performance period through the Senior Officer’s termination date) in a lump sum cash payment made no later than March 15 of the year following termination of the Senior Officer’s employment.
D. Pro-rata LTIP Award.
A Senior Officer who experiences a Qualifying Termination shall be entitled to receive a pro-rata portion of the award amount that would have been paid to the Senior Officer under the LTIP Plan. This amount shall equal the product of (i) the Months of Service divided by the total number of months in the given Performance Period and (ii) the LTIP Amount, less (iii) any Interim LTIP Payment paid or payable to the Senior Officer. This pro-rata portion shall be paid in a lump sum as soon as practicable following the Compensation Committee’s certification of performance for the Performance Period, but no earlier than six months following the Senior Officer’s termination if the Senior Officer is a “specified employee” as defined in I.R.C. § 409A.
E. Conditions.
1.	Releases and Waivers of Claims. Any amounts payable under, or benefits provided pursuant to, this Plan shall be payable or provided only if the Senior Officer delivers to the Company and does not revoke a general release of all claims of any kind whatsoever that the Senior Officer has or may have against the Company and its officers, directors and employees, whether known or unknown, as of the date of the Senior Officer’s termination of employment, in such form as reasonably requested by the Company.

2.	Cooperation. As a condition to the receipt of any severance benefits hereunder, the Senior Officer shall be deemed to have agreed to the provisions of this Article III.E(2). Upon the receipt of reasonable notice from the Company (including its outside counsel), the Senior Officer agrees that during the Benefit Continuation Period, the Senior Officer will respond and provide information with regard to matters concerning which the Senior Officer has knowledge as a result of the Senior Officer’s employment with the Company, and will provide reasonable assistance to the Company and its respective representatives in defense of any claims that may be made against the Company to the extent that such claims may relate to the period of the Senior Officer’s employment. The Senior Officer also agrees to inform the Company promptly (to the extent the Senior Officer is legally permitted to do so) if the Senior Officer is asked to assist in any investigation of or claim asserted against the Company. Upon presentation of appropriate documentation, the Company shall pay or reimburse the Senior Officer for all reasonable out-of-pocket travel, duplicating or telephonic expenses incurred by the Senior Officer in complying with this section.
3.	Re-employment. If during the Senior Officer’s Benefit Continuation Period, the Senior Officer becomes re-employed with the Company, all benefits provided to the Senior Officer hereunder shall terminate. Upon such termination, the Senior Officer shall be permitted to retain any lump sum amounts paid to him or her hereunder before becoming reemployed.

4.	Confidentiality and Noncompetition Compliance. If the Administrator determines that the Senior Officer has breached any duty of confidentiality, non-solicitation or non-competition the Senior Officer owes to the Company, the Senior Officer shall forfeit all further benefits payable to the Senior Officer under this Plan and shall, at the Administrator’s direction, be required to repay to the Company any benefits the Senior Officer received from the Company under this Plan. In such case, the Administrator may offset any such repayment against any other amounts that the Company owes to the Senior Officer.
ARTICLE IV
Plan Administration
This Plan shall be administered by the Administrator on behalf of the Company (as plan administrator under Section 3(16)(A) of ERISA). In that regard, the Administrator shall be empowered and shall have full discretion to interpret all provisions of this Plan, make all eligibility decisions and to perform all of the duties and powers granted to it under the terms of this Plan. The Administrator may adopt such rules and regulations for the administration of this Plan as are consistent with the terms hereof and shall keep adequate records of its proceedings and acts. All interpretations and decisions made (both as to law and fact) and other action taken by the Administrator with respect to this Plan shall be conclusive and binding upon all parties having or claiming to have an interest under this Plan. Not in limitation of the foregoing, the Administrator shall have full discretionary authority to decide any factual or interpretative issues that may arise in connection with its administration of this Plan (including without limitation any determination as to eligibility and the amount of benefits payable under this Plan), and the Administrator’s exercise of such discretionary authority shall be conclusive and binding on all affected parties as long as it is not determined by a court of law to be arbitrary and capricious. The Administrator may delegate any of the Administrator’s duties and powers hereunder to the extent permitted by applicable law.
ARTICLE V
Claims And Appeals Procedure
A. A Claimant shall have the right to submit a claim for benefits under the Plan and to appeal any denial of a claim for benefits. Any request for a Plan benefit or to clarify the Claimant’s rights to future benefits under the terms of the Plan shall be considered to be a claim. (However, this claims procedure does not govern casual inquiries about benefits or the circumstances under which benefits might be paid under the terms of the Plan, nor does it govern a request for a determination regarding eligibility for coverage except such a determination as is requested or necessary in connection with a claim for benefits.) An authorized representative of the Claimant may act on behalf of the Claimant in pursuing a benefit claim or appeal of an Adverse Benefit Determination. The individual or individuals responsible for deciding the benefit claim or appeal, as applicable, may require the representative to provide reasonable written proof that the representative has in fact been authorized to act on behalf of the Claimant. The Plan requires no fee or other cost for the making of a claim or appealing an Adverse Benefit Determination.
B. A claim for benefits will be considered as having been made when submitted in writing by the Claimant to the Administrator, in care of:
EnPro Industries, Inc.
Attn: Senior Vice President — Human Resources (Severance Claim)
5605 Carnegie Blvd., Suite 500
Charlotte, NC 28209
     Any claim should include the following:
Claimant’s name, address, telephone number, and social security number.
Claimant’s dates of employment with the Company.

Claimant’s job title and position with Company.
The reasons for Claimant’s termination of employment; and
A statement of the reasons why Claimant is entitled to severance benefits under the Plan.
C. The Administrator will determine whether, or to what extent, the claim may be allowed or denied under the terms of the Plan. If the claim is wholly or partially denied, the Administrator shall notify the Claimant of the Plan’s Adverse Benefit Determination within a reasonable period of time, but not later than 90 days after the Administrator receives the claim, unless the Administrator determines that special circumstances require an extension of time for processing the claim.
      If such an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period. Such extension may not exceed an additional 90 days from the end of the initial 90-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the final decision.
      For the purposes of this Article V.C, the period of time within which a benefit determination is required to be made shall begin at the time a claim is filed in accordance with the Plan’s filing requirements, without regard to whether all the information necessary to make a benefit determination accompanies the filing.
D. The Administrator shall provide the Claimant with written or electronic notification of any Adverse Benefit Determination. Any electronic notification shall comply with the standards imposed by 29 CFR § 2520.104b-1(c)(i), (iii) and (iv). The notification shall set forth, in a manner calculated to be understood by the Claimant:
1.	The specific reason(s) for the Adverse Benefit Determination;

2.	Reference to the specific Plan provisions on which the determination is based;

3.	A description of any additional material or information necessary for the Claimant to perfect the claim and an explanation of why such material or information is necessary; and

4.	A description of the Plan’s appeal (review) procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under ERISA § 502(a) following an Adverse Benefit Determination on appeal.
E. The Claimant may appeal an Adverse Benefit Determination to the Administrator. The Administrator shall conduct a full and fair review of each appealed claim and its denial. The Claimant shall have at least 60 days following receipt of a notification of an Adverse Benefit Determination within which to appeal the determination.
F. The appeal of an Adverse Benefit Determination must be made in writing. In connection with making such request, the Claimant may submit written comments, documents, records, and other information relating to the claim for benefits. Upon written request, the Claimant shall be provided, free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in Article V.J below) to the Claimant’s claim for benefits. In considering the appeal the Administrator shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in connection with the initial benefit determination.
1.	General procedure. The Administrator shall notify a Claimant of the Administrator’s benefit determination upon appeal within a reasonable period of time, but not later than 60 days after receipt of the Claimant’s appeal. However, the Administrator may determine that special circumstances (such as the need to hold a hearing) require an extension of time for processing the claim. If the Administrator determines that an extension of time, not to exceed 60 days, for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render the determination on appeal.

2.	Calculating time periods. For the purposes of this Article V.F, the period of time within which a benefit determination on appeal is required to be made shall begin at the time an appeal is filed in accordance with the Plan’s appeal filing requirements, without regard to whether all the information necessary to make a benefit determination on appeal accompanies the filing. In the event that a period of time is extended as provided above for the determination of a claim on appeal due to a Claimant’s failure to submit information necessary to decide an appeal of an Adverse Benefit Determination, the period for making the benefit determination on appeal shall be tolled from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

3.	Furnishing documents. In the case of an Adverse Benefit Determination on appeal, the Administrator shall provide such access to, and copies of, documents, records, and other information described in subsections G(3) and (4) below as is appropriate.
G. The Administrator shall provide a Claimant with written or electronic notification of the benefit determination on appeal. Any electronic notification shall comply with the standards imposed by 29 CFR § 2520.104b-1(c)(i), (iii) and (iv). In the case of an Adverse Benefit Determination on appeal, the notification shall set forth, in a manner calculated to be understood by the Claimant:
1.	The specific reason(s) for the Adverse Benefit Determination;

2.	Reference to the specific Plan provisions on which the benefit determination is based;

3.	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant (as defined in Article V.J below) to the Claimant’s claim for benefits; and

4.	A statement of the Claimant’s right to bring a civil action under ERISA § 502(a).
H. A Claimant must exhaust his or her rights to file a claim and to appeal an Adverse Benefit Determination before bringing any civil action to recover benefits due to him under the terms of the Plan, to enforce his or her rights under the terms of the Plan, or to clarify his or her rights to future benefits under the terms of the Plan.
I. Benefit claim determinations and decisions on appeals shall be made in accordance with governing Plan documents. The Plan’s provisions shall be applied consistently with respect to similarly situated claimants. The Administrator shall maintain complete records of its proceedings in deciding claims and appeals. The Administrator shall maintain its records in a manner that permits it to refer, and it shall so refer, to prior decisions to ensure that the Plan’s provisions are applied consistently with respect to similarly situated claimants.

J. For the purposes of this Claims and Appeal Procedure, a document, record, or other information shall be considered “relevant” to a Claimant’s claim if such document, record, or other information (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or (iii) demonstrates compliance with the administrative processes and safeguards required pursuant to Article V.I above in making the benefit determination.
ARTICLE VI
Miscellaneous
A. Benefits Unfunded.
This Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets, accounts or funds of the Company for payment of any benefits under this Plan. No Senior Officer shall have any interest in any particular asset, account or fund of the Company by reason of the right to receive benefits under this Plan and any such Senior Officer shall have only the rights of a general unsecured creditor of the Company with respect to any rights under this Plan. This Plan constitutes an unfunded compensation arrangement for members of a select group of the Company’s management, and any exemptions under ERISA, as applicable to such arrangement, shall be applicable to the Plan.
B. Exclusion of Payments from Plan Compensation.
No payments or benefits provided under this Plan shall be considered compensation or earnings under any pension, savings or retirement plan sponsored by the Company, and shall not be eligible for any matching contribution, deferral or the like provided by any benefit plan sponsored by the Company.

C. Non-Exclusivity of Rights.
This Plan shall not prevent or limit the right of a Senior Officer to receive any base salary, pension or welfare benefit, bonus or other payment provided by the Company to the Senior Officer, except for such rights as the Senior Officer may have specifically waived in writing or as otherwise expressly set forth in this Plan. Amounts that are vested benefits or which the Senior Officer is otherwise entitled to receive under any other employee benefit plan or program provided by the Company shall be payable in accordance with the terms of such plan or program. Any award that becomes vested in connection with a Change in Control that occurs prior to a Qualifying Termination shall be payable in accordance with the written agreement pursuant to which such award was granted.
D. Taxation.
All benefits provided under this Plan shall be subject to applicable federal, state and local payroll and withholding taxes. The Company shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to this Plan.
E. Non-Alienation.
No interest of the Senior Officer, or right to receive any payment under this Plan, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, the Senior Officer or the Senior Officer’s spouse or beneficiary, including claims for alimony, support, separate maintenance, and claims in bankruptcy proceedings.
F. No Employment Contract.
Nothing contained in this Plan shall confer upon any Senior Officer the right to be retained in the service of the Company nor limit the right of the Company to discharge or otherwise discipline any Senior Officer or modify the terms and conditions of his or her employment.
G. Successors.
For purposes of this Plan, the “Company” shall include any and all successors and assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Company and such successors and assignees shall perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.
H. Severability.
In the event any provision of this Plan is held illegal or invalid, the remaining provisions of this Plan shall not be affected thereby, unless such determination shall render impossible or impracticable the functioning of this Plan and in such case, an appropriate provision or provisions shall be adopted, in the discretion of the Administrator, so that this Plan may continue to function properly.
I. Modification or Rescission of Plan.
The Company reserves the right to amend or terminate, in whole or in part, any or all of the provisions of the Plan at any time. Any such amendment shall be effective only if contained in a written instrument adopted by resolution of the Administrator or the Board. Notwithstanding anything in this Plan to the contrary, if the Company becomes obligated to make any payment to any Senior Officer hereunder, then this Plan shall remain in effect for such purposes until all of the Company’s obligations to such Senior Officer hereunder shall be fulfilled.
Notwithstanding anything in this Plan to the contrary, if there is a Change in Control, then for a period of two (2) years following the Change in Control, this Plan may not be modified or rescinded in any way that adversely affects the rights of persons who are eligible Senior Officers on the day before the Change in Control.
J. Entire Agreement.
Except as specified herein, and in any management continuity agreement or change-in-control agreement, this Plan sets forth the entire obligations of the Company with respect to the subject matter hereof and supersedes all existing severance plans, agreements and understandings (whether oral or written) between the Company and Senior Officers with respect to the subject matter herein.
K. Applicable Law.
This Plan shall be governed by, and construed and enforced in accordance with, the Employee Retirement Income Security Act of 1974 or, if not preempted, the substantive laws of the State of North Carolina (without giving effect to choice-of-law provisions).